Scivanta Medical Corporation

PROSPECTUS SUPPLEMENT
Number 6
to
Prospectus dated November 7, 2007
of
SCIVANTA MEDICAL CORPORATION
6,048,034 Shares of Common Stock

This prospectus supplement supplements the prospectus dated November 7, 2007, as previously supplemented, relating to the offer and sale by certain persons who are or may become stockholders of Scivanta Medical Corporation of up to 6,048,034 shares of Scivanta Medical Corporation’s common stock. We are not selling any of the shares in this offering and therefore will not receive any proceeds from the offering.

This prospectus supplement is part of, and should be read in conjunction with, the prospectus dated November 7, 2007, the prospectus supplement number 1 dated January 9, 2008, the prospectus supplement number 2 dated January 24, 2008, the prospectus supplement number 3 dated March 13, 2008, the prospectus supplement number 4 dated June 17, 2008 and the prospectus supplement number 5 dated September 12, 2008. This prospectus supplement is qualified by reference to the prospectus, as previously supplemented, except to the extent the information in this prospectus supplement updates and supersedes the information contained in the prospectus. The primary purpose of this prospectus supplement is to provide an update on the development of the Hickey Cardiac Monitoring System.

This prospectus supplement includes the attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on October 14, 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered through the prospectus dated November 7, 2007, as supplemented, or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 15, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 14, 2008

SCIVANTA MEDICAL CORPORATION

(Exact name of registrant as specified in charter)

Nevada	000-27119	22-2436721
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 Morris Avenue, Spring Lake, New Jersey		07762
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (732) 282-1620

___________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Information

Item 8.01. Other Events.

On October 14, 2008, Scivanta Medical Corporation issued a press release providing an update on the development of the Hickey Cardiac Monitoring System. A copy of the press release is attached hereto as Exhibit 99.1.

Section 9 - Financial Statements and Exhibits

Item 9.01.   Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit
Number	Description

99.1	Press Release Re: Scivanta Medical Corporation Provides Update on the Development of the Hickey Cardiac Monitoring System

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCIVANTA MEDICAL CORPORATION
(Registrant)

By:	/s/ David R. LaVance
David R. LaVance
Chairman of the Board, President and
Chief Executive Officer

Date: October 14, 2008

3

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release Re: Scivanta Medical Corporation Provides Update on the Development of the Hickey Cardiac Monitoring System

4

EXHIBIT 99.1

SCIVANTA MEDICAL CORPORATION PROVIDES UPDATE ON THE
DEVELOPMENT OF THE HICKEY CARDIAC MONITORING SYSTEM

Company to commence clinical trials of the Hickey Cardiac Monitoring System

SPRING LAKE, N.J., October 14, 2008 -- Scivanta Medical Corporation (OTCBB: SCVM), the developer of an innovative product for cardiac monitoring known as the Hickey Cardiac Monitoring System (HCMS), has commenced enrollment of patients for the clinical trials of the HCMS. Scivanta’s initial clinical trials will be performed at Kaleida Health/Millard Fillmore Hospital in Buffalo, New York. Scivanta expects to enroll up to 10 patients in this initial study and, upon completion, plans to test at least an additional 40 patients at Kaleida and three other institutions. The clinical trials of the HCMS could be completed as early as December 2008. Upon the successful completion of the clinical trials, Scivanta will submit to the United States Food and Drug Administration (FDA) a 510(k) premarket notification regarding the HCMS. Depending upon the length of the FDA’s review, Scivanta estimates that it could have 510(k) clearance from the FDA as early as the beginning of second quarter 2009, which will allow Scivanta to commence sales of the HCMS in the United States shortly thereafter. Scivanta will initially focus its sales efforts on hospitals, for which reimbursement codes currently exist for the procedure performed by the HCMS.

On October 1, 2008, Rivertek Medical Systems, Inc., a medical device development firm located in St. Paul, Minnesota and consultant to Scivanta in the overall development of the HCMS, assumed the development of the hardware component of the HCMS. In connection therewith, Scivanta terminated its development agreement with Sparton Medical Systems, a business group of Sparton Electronics Florida, Inc. Scivanta is currently in discussions with corporate partners regarding the sales and distribution of the HCMS in the United States as well as the manufacturing of the hardware component of the HCMS. Scivanta anticipates that one of its current development partners, Ethox International, Inc., of Buffalo, New York, will manufacture the catheter component of the HCMS.

David LaVance, President and Chief Executive Officer of Scivanta commented, “I am pleased that the HCMS is entering the clinical trial stage of its development. We remain very excited about the prospects of the HCMS and are working diligently to get this product into the United States market. Our product development efforts, which have been done in concert with Ethox International and under the guidance of Rivertek Medical Systems, will continue through the clinical trials, with the expectation that a commercial product will be manufactured and available at the same time as FDA clearance is received.”

About Scivanta Medical Corporation

Scivanta Medical Corporation is focused on acquiring and developing medical technologies and products which offer advantages over existing medical procedures and treatments. Scivanta’s first product, the Hickey Cardiac Monitoring System, is an innovative cardiac monitoring system that utilizes a two-balloon esophageal catheter to monitor cardiac performance. The HCMS is expected to provide the primary measurements of cardiac performance in a minimally invasive and cost-effective manner and is designed to be used outside of an intensive care setting. The HCMS is currently under development and must receive the appropriate regulatory approvals prior to commercialization. As Scivanta develops the HCMS, it expects to continue to review for acquisition other medical technologies and products that are sold, or capable of being sold, in a specialty or niche market. For more information, visit www.scivanta.com.

Forward-Looking Statements

Statements about the Scivanta's future expectations and all other statements in this press release other than historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which Scivanta may participate; competition within Scivanta’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by Scivanta to successfully develop or acquire products and form new business relationships. Scivanta intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Scivanta's actual results could differ materially from expected results.

Contacts:

Scivanta Medical Corporation
Tom Gifford, Chief Financial Officer
Tel.: (732) 282-1620 x15
Fax: (732) 282-1621
tgifford@scivanta.com

Catalyst Financial Resources
Investor Relations
Aimee Boutcher
Tel: (973) 239-2878
Fax: (973) 239-2972
aimee@catalystresearch.com